Exhibit 99.1

EXPRESSJET POSTPONES RELEASE OF RESULTS AND CONFERENCE CALL

              HOUSTON, February 3, 2009 – ExpressJet Holdings, Inc. (NYSE: XJT) today announced that it has postponed releasing its fourth quarter and full year 2008 financial and operating results and subsequent conference call originally scheduled for Wednesday, February 4, 2009.  ExpressJet’s results are not yet available because the Company’s tax advisor has not yet completed its evaluation of a complicated tax issue related to Section 382 of the Internal Revenue Code.  The Company does not know whether, or to what extent, the resolution of this issue will give rise to an additional tax liability.  ExpressJet intends to release its fourth quarter and full year 2008 results upon finalization of this tax issue.  The Company is unable to estimate when that process will be completed, but anticipates that it will issue its fourth quarter and full year 2008 financial and operating results by February 18, 2009.

              Currently, ExpressJet does not expect this tax issue to delay the filing of its Annual Report on Form 10-K with the Securities and Exchange Commission at the end of February.

Corporate Background

              ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 127 scheduled destinations in North America and the Caribbean with approximately 1,000 departures per day.  Operations include a capacity purchase agreement for Continental; providing clients customized 41-seat and 50-seat charter options; and supplying third-party aviation and ground handling services.  For more information, visit www.expressjet.com.

Forward-Looking Statements

              This release contains forward-looking statements.  Statements including words such as "believes," "intends," "plans," "anticipates, “estimates," "projects," "expects" or similar expressions represent forward-looking statements that are based on the Company’s expectations in light of facts known by management on the date of this release.  Specifically, statements regarding ExpressJet’s future results of operations, operating costs, business prospects, growth and capital expenditures, including plans with respect to its fleet, are forward-looking statements.  The forward-looking statements in this release reflect the Company’s plans, assumptions and expectations about future events and are subject to uncertainties, many of which are outside ExpressJet’s control.  Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks.  In addition to the risk associated with the potential tax liability described in this release, the five key areas of the known risks that could significantly impact the company’s revenues, operating results and capacity include: operations under the Company’s capacity purchase agreement with Continental Airlines, Inc. may no longer be profitable; charter operations and other aviation services may affect ExpressJet’s ability to operate profitably; rising costs, a global, economic recession and the highly competitive nature of the airline industry; the profile of the Company’s current shareholders; and regulations, including listing regulations for publicly traded companies, and other factors.  For further discussions of these risks and others, please see the sections entitled "Risk Factors", as well as other sections, of ExpressJet’s filings with the Securities and Exchange Commission.  The events described in the forward-looking statements might not occur or might occur to a materially different extent than described in this release.  ExpressJet undertakes no duty to update or revise any of forward-looking statements, whether as a result of new information, future events or otherwise.

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